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                                                                 Exhibit 12




                        KEEBLER CORPORATION
         Pro Forma Computation of Ratio of Earnings to Fixed Charges

                                                         First
                                                      Twenty-Four
                                                         Weeks
                                           1995          1996
                                         Company       Company
                                        Pro Forma     Pro Forma
                                        ---------     ---------
                                          (Dollars in millions)
Income (loss) before income taxes        $   (138.7)    $   (20.5)
                                        -----------    ----------

FIXED CHARGES:
Interest expense, net                          43.4          21.2
Debt financing fees                             2.4           0.9
Interest portion of rental expense             16.2           6.5
                                        -----------    ----------

Total fixed charges                      $     62.0     $    28.6
                                        ===========    ==========

Earnings before fixed charges            $    (76.7)    $     8.1
                                        ===========    ==========

Ratio of earnings to fixed charges       $     (1.2)    $     0.3
                                        ===========    ==========